Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statement (Form S-8) dated May 23, 2023, pertaining to the Long-Term Incentive Plan and Management Incentive Plan of Allego N.V., of our reports dated May 16, 2023, with respect to the consolidated financial statements of Allego N.V. included in its Form 20-F for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Accountants LLP

Amsterdam, Netherlands

May 23, 2023